Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
October 30, 2006		Meg Graham
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

Armstrong World Industries Reports Third Quarter 2006 Results

LANCASTER, Pa., October 30, 2006 /PRNewswire-FirstCall/ — Armstrong World Industries, Inc. (NYSE: AWI) today reported third quarter 2006 net sales of $973.6 million that were 4% higher than third quarter net sales of $937.0 million in 2005, including a $13 million favorable impact from foreign exchange rates. Reported operating income for the quarter increased to $67.4 million from $66.5 million in the third quarter of 2005. Adjusted operating income for the quarter of $82.5million increased 27% compared to adjusted operating income of $65.2 million in the prior year quarter.

Adjusted numbers exclude spending on restructuring charges and related costs, impacts from legal settlements, environmental charges, foreign exchange and certain other gains and losses to allow meaningful comparisons of operating performance. A reconciliation of these adjusted numbers to comparable GAAP measures is included in this release.

The year-over-year growth in third quarter 2006 adjusted operating income benefited from price increases in excess of manufacturing cost inflation, improved product mix in European businesses, improved direct manufacturing costs in all businesses, and lower manufacturing period expense in our floor businesses. Increased earnings in our WAVE joint venture also contributed to the growth. Notably, the growth was achieved despite significant volume declines in North American resilient business where vinyl declines offset laminate growth.

Segment Highlights

Resilient Flooring net sales were $304.8 million in the third quarter of 2006 and $311.5 million in the same period of 2005. Excluding the favorable impact of foreign exchange rates, net sales decreased 4%. The decline was primarily due to decreased volume for vinyl products in North America. A reported operating loss of $2.9 million in the quarter compared to reported income in the third quarter of 2005 of $7.7 million. Adjusted operating income of $4.5 million compared to

$5.9 million on the same basis in the prior year period. The decline is primarily attributable to lower sales. The benefits of increased manufacturing efficiency were greater than the impact of cost inflation in the period.

Wood Flooring net sales of $217.2 million in the current quarter declined 1% from $220.2 million in the prior year as weakness in the U.S. housing markets drove volume declines in both engineered and solid wood floors. Reported operating income of $16.5 million in the quarter was below the $25.7 million reported in the third quarter of 2005. The reduction in operating income was due to the sales volume decline combined with higher lumber prices and increased promotional spending. Production costs improved during the period.

Textiles and Sports Flooring net sales in the third quarter of 2006 increased to $86.3 million from $79.7 million. Excluding the effects of favorable foreign exchange rates of $3.9 million, sales grew 3% primarily on higher volume in carpet tiles and better price realization in broadloom carpet. Reported operating income of $4.2 million in 2006 increased from $3.2 million in 2005 on the growth in sales.

Building Products net sales of $304.5 million in the current quarter increased from $268.2 million in the prior year. Excluding the effects of favorable foreign exchange rates of $5.0 million, sales increased by 12%, primarily due to price increases made to offset inflationary pressures, and improved product mix in both the U.S. and European markets. Volume increased in North America and the Pacific Rim. Reported operating income increased to $59.7 million from operating income of $43.1 million in the third quarter of 2005. The growth was driven by improved price realization, better product mix and increased equity earnings in WAVE.

Cabinets net sales in the third quarter of 2006 of $60.8 million increased 6% from $57.4 million in 2005 on higher selling prices and improved product mix. Volume decreased slightly. Reported operating income for the third quarter of $3.8 million improved from the prior year’s $0.3 million operating loss, primarily driven by the sales growth, and lower SG&A spending.

Year-to-Date Results

For the nine-month period ending September 30, 2006, net sales were $2,795.7 million compared to $2,696.7 million reported for the first nine months of 2005. Excluding the $10.4 million impact from unfavorable foreign exchange rates, net sales increased by 4%. The sales growth was due to improved price and product mix on flat volume, and all segments grew sales except Resilient Flooring.

Operating income in the first nine months of 2006 was $188.1 million compared to operating income of $110.2 million for the same period in 2005. Adjusted operating income of $209.9 million increased 59% compared to adjusted operating income of $131.9 million in the prior year period. The improvement in operating income was primarily due to higher sales, improved manufacturing productivity and reduced SG&A expenses.

Outlook

For the fourth quarter of 2006, commercial markets are expected to remain strong, while the decline in the U.S. housing market will continue to reduce volumes in our residential businesses. On a consolidated basis, improved prices are anticipated to continue to offset cost inflation, and reductions in direct manufacturing costs are expected to be sustained.

Due to fresh start reporting adjustments associated with our October 2, 2006 emergence from Chapter 11, reported fourth quarter operating income will not be comparable to prior periods. The following outlook table includes adjusted operating income on a pre-fresh start reporting basis to facilitate comparison to 2005 fourth quarter adjusted operating income.

Fourth Quarter 2006 Operating Income Outlook

($ millions)

	2005	2006E	Growth
Adjusted Operating Income -Pre-Fresh Start	33	37 to 42	12% to 27%
Estimated Fresh Start Reporting	NA	(4)
Adjusted Operating Income - Post-Fresh Start	NA	33 to 38
Emergence-related expenses	NA	(5)
Manufactured Profit in Inventory	NA	(36)
Reported Operating Income - Post-Fresh Start	NA	(8) to (3)

Note:	Reported operating loss in the fourth quarter of 2005 was $11.1 million, a reconciliation to adjusted operating income of $34 million is included in this release.

Earning Conference Call

Third quarter results will be discussed in a live Internet broadcast at 5:00 p.m. Eastern time today. This event will be broadcast live on the company’s website, www.armstrong.com. Once on the homepage, click “Investor Relations.” The replay of this event will be available on the company’s website through Nov 10, 2006.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong’s net sales totaled nearly $4 billion. Based in Lancaster, PA, Armstrong operates 43 plants in 12 countries and has approximately 14,800 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

Forward Looking Statement

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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Reconciliation of Adjusted Operating Income to GAAP

Consolidated

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Operating Income, Adjusted	$65.2	$82.5	$131.9	$ 209.9

Environmental	3.1	—	3.1	—
Legal Settlements	(8.8)	2.8	(8.8)	(5.8)
Pension Changes	—	—	—	8.5
Restructuring and Related Costs	4.4	7.3	27.4	27.8
Sale of Assets	—	—	—	(17.0)
Other	—	5.0	—	8.3

Operating Income, Reported	$66.5	$67.4	$110.2	$188.1

Three Months Ended December 31, 2005
Operating Income, Adjusted	$33.1

Fixed Asset Impairment	3.2
Legal Settlements	(1.1)
Pension Changes	16.9
Restructuring and Related Costs	25.2

Operating Loss, Reported	$(11.1)

Resilient

	Three Months Ended September 30,
	2005	2006
Operating Income, Adjusted	$5.9	$4.5

Environmental	3.1	—
Legal Settlements	(7.6)	—
Restructuring and Related Costs	2.7	7.4

Operating Income/(Loss), Reported	$7.7	$(2.9)

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$973.6	$937.0	$2,795.7	$2,696.7
Cost of goods sold	747.1	720.8	2,169.1	2,101.5
Selling, general and administrative expenses	173.7	158.2	469.9	496.2
Restructuring (reversals) charges, net	(0.5)	1.4	10.0	17.0
Equity (earnings) from joint ventures	(14.1)	(9.9)	(41.4)	(28.2)

Operating income	67.4	66.5	188.1	110.2

Interest expense (unrecorded contractual interest of $19.3, $20.5, $57.6, $63.6)	2.1	2.2	5.8	6.4
Other non-operating expense	0.4	1.1	1.0	1.4
Other non-operating (income)	(3.2)	(5.5)	(7.3)	(9.8)
Chapter 11 reorganization costs, net	4.4	1.5	10.9	4.5

Earnings before income taxes	63.7	67.2	177.7	107.7

Income tax expense	24.5	21.1	70.3	47.5

Net earnings	$39.2	$46.1	$107.4	$60.2

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales:
Resilient Flooring	$304.8	$311.5	$893.9	$914.0
Wood Flooring	217.2	220.2	645.0	624.9
Textiles and Sports Flooring	86.3	79.7	222.6	211.4
Building Products	304.5	268.2	859.8	784.5
Cabinets	60.8	57.4	174.4	161.9

Total net sales	$973.6	$937.0	$2,795.7	$2,696.7

Operating income (loss):
Resilient Flooring	$(2.9)	$7.7	$11.3	$(5.8)
Wood Flooring	16.5	25.7	46.2	54.4
Textiles and Sports Flooring	4.2	3.2	(4.9)	(3.2)
Building Products	59.7	43.1	152.9	116.0
Cabinets	3.8	(0.3)	6.1	(9.5)
Unallocated Corporate (expense)	(13.9)	(12.9)	(23.5)	(41.7)

Total operating income	$67.4	$66.5	$188.1	$110.2

Selected Balance Sheet Information

(amounts in millions)

	Unaudited September 30, 2006	December 31, 2005

Assets:
Current assets	$1,567.8	$1,561.3
Property, plant and equipment, net	1,164.0	1,145.3
Other noncurrent assets	1,989.0	1,899.4

Total assets	$4,720.8	$4,606.0

Liabilities and shareholder’s equity:
Current liabilities	$435.6	$433.3
Liabilities subject to compromise	4,868.1	4,869.4
Other noncurrent liabilities	621.3	623.2
Shareholder’s deficit	(1,204.2)	(1,319.9)

Total liabilities and shareholder’s equity	$4,720.8	$4,606.0

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Nine Months Ended September 30,
	2006	2005
Net earnings	$107.4	$60.2
Other adjustments to reconcile net earnings to net cash provided by operating activities	68.8	65.7
Changes in operating assets and liabilities, net	(118.2)	(62.4)

Net cash provided by operating activities	58.0	63.5
Net cash (used for) investing activities	(113.7)	(41.1)
Net cash (used for) provided by financing activities	(31.3)	7.8
Effect of exchange rate changes on cash and cash equivalents	5.4	(5.3)

Net (decrease) increase in cash and cash equivalents	(81.6)	24.9
Cash and cash equivalents, beginning of year	602.2	515.9

Cash and cash equivalents, end of period	$520.6	$540.8